EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-38664 of ARIAD Pharmaceuticals, Inc. on Form S-3 of our report dated January 26, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle relating to start-up activities), appearing in the Annual Report on Form 10-K of ARIAD Pharmaceuticals, Inc. for the year ended December 31, 2000, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 18, 2001